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                                                                    EXHIBIT 21.1

DESCRIPTION: SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21.1 LIST OF SUBSIDIARIES OF THE REGISTRANT

InfoSpace Investments, Ltd., a UK corporation.
Outpost Network, Inc., a Washington corporation.
InfoSpaceCanada.com, Inc., a Delaware corporation.
InfoSpace.com Canada Holdings Inc., an Ontario corporation.
InfoSpace.com Nova Scotia Company, a Nova Scotia unlimited liability company.